EXHIBIT 1





                            SHARE PURCHASE AGREEMENT

                           DATED AS OF MARCH 20, 1996

                                  BY AND AMONG

               ASIA BROADCASTING AND COMMUNICATIONS NETWORK, LTD.

                                      AND

                           OSICOM TECHNOLOGIES, INC.





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                            SHARE PURCHASE AGREEMENT


        THIS SHARE PURCHASE AGREEMENT (the "Agreement") is entered into as of, March 20, 1997 (the "Closing Date"), by and between Asia Broadcasting and Communications Network Ltd., a Bermuda corporation ("ABCN"), and Osicom Technologies, Inc., a New Jersey corporation ("Osicom").

WHEREAS, ABCN is constructing a satellite communications system for the purpose of providing Direct-to-Home television and high-speed Internet access satellite services to Asia and seeks strategic partners with access to technologies and manufacturing capabilities that can assist ABCN to provide these services in a competitive and cost effective manner; and

WHEREAS, Osicom has demonstrated the capability to develop and manufacture devices and associated software that would assist ABCN to provide high-speed Internet access satellite services and desires to become a strategic partner of ABCN;

WHEREAS, ABCN desires to issue, and OSICOM desires to purchase, 5,000,000 shares par value $0.35 per share, of ABCN for the consideration and upon the terms and conditions hereinafter set forth; and

WHEREAS, ABCN and Osicom entered in to a Memorandum of Agreement dated March 7,
               1997, pursuant to which they agreed to enter into this Agreement, and pursuant to which Osicom further agreed to advance to ABCN the sum of $2,000,000 in contemplation of the execution of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.             Sale and Purchase of Shares.

     1.1 Purchase of ABCN Shares. Subject to the terms and conditions hereof, ABCN hereby agrees to issue, and OSICOM hereby agrees to purchase, on the Closing Date 5 million common shares of ABCN of U.S. $0.35 par value ("ABCN Shares") at a purchase price of $1.45 per share for an aggregate purchase price of $7,250,000 U.S.Dollars (Seven Million Two Hundred Fifty Thousand U.S. Dollars) (the "Purchase Price"). On the Closing Date, OSICOM will deliver to ABCN the Purchase Price in the form of that number of shares of Osicom's common stock (the "Osicom Shares"), as adjusted pursuant to Section 1.4 of this Agreement, whose aggregate value, as of the Closing Date, equals $7,250,000 and ABCN will issue and deliver to OSICOM a certificate representing such number of ABCN Shares, as adjusted pursuant to this Agreement, registered in the name of OSICOM.
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     1.2       Option to Purchase Shares.  Subject to the terms and conditions hereof, ABCN grants to OSICOM an option (the "Option") to purchase 5,000,000 common shares of ABCN of U.S. $0.35 par value. The exercise price of the Option shall be $1.45 per share, for an aggregate purchase price of $7,250,000 U.S.Dollars (Seven Million Two Hundred Fifty Thousand U.S. Dollars) (the "Option Purchase Price"), which shall be payable in U.S. Dollars. The Option shall be exercisable from and after completion of the First Phase of the Asia Access network (as defined in the Cooperation and License Agreement, dated as of this date, between ABCN and Osicom), and until the ABCN Shares are publicly traded shall be exercisable by OSICOM, to the extent not exercised, in whole or in part with respect to not less than 20% of the Shares subject thereto (or such lesser amount as is equal to the remaining number of Shares subject to the Option), at any time and from time to time, after becoming exercisable and prior to the termination of the Option. After the ABCN Shares become publicly traded, the Option shall be exercisable by OSICOM, to the extent not exercised, in whole or in part with respect to any number of Shares subject thereto at any time and from time to time prior to the termination of the Option. The Option shall terminate twelve (12) months after the date on which ABCN's shares initially become publicly traded.

     1.3 Adjustment in Number of ABCN Shares. For the benefit of OSICOM, the number of ABCN Shares to be issued to OSICOM shall be equitably adjusted from time to time after the date hereof to take account of any of the following events: (i) if ABCN shall pay a dividend or make any other distribution with respect to any Shares of ABCN which is payable in the form of Shares of ABCN, (ii) if ABCN shall subdivide its outstanding shares, (iii) if ABCN shall combine its outstanding shares into any shares of its capital stock in a reclassification of the shares (including any such reclassification in connection with a merger, consolidation or other business combination involving ABCN), or
               (iv) if ABCN shall engage in any other similar transaction affecting Shares of ABCN.

     1.4 Adjustment in the Number of OSICOM Shares. For the benefit of ABCN, the number of OSICOM Shares issued to ABCN shall be equitably adjusted as of the date such OSICOM Shares become freely tradable, such that the aggregate value of such OSICOM Shares as of such date shall not be less than $5,000,000.

2.             Further Agreements.

     2.1 Right to Receive Additional Shares. If, after OSICOM has purchased the ABCN Shares but prior to April 15, 1998, (the "Adjustment Period"), ABCN issues or ABCN sells common stock or any security convertible into or exchangeable for common stock of ABCN (a "ABCN Share Offering or





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               Sale") for a price (the "Lower Offering Price") less than the purchase price per share for the ABCN Shares purchased by OSICOM under Sections 1.1, 1.2, or 1.3 of this Agreement, such purchase price under Sections 1.1, 1.2, or 1.3 of this Agreement will be reduced retroactively to the Lower Offering Price and ABCN will issue to OSICOM (an "Adjustment") the number of additional shares of common stock that OSICOM would have received if its investment had been at a per share purchase price equal to the Lower Offering Price. If, subsequent to an Adjustment, one or more ABCN Share Offerings or Sales occur during the Adjustment Period, for a price less than the Lower Offering Price (or such lower purchase price to which OSICOM's purchase price for the OSICOM Shares has been adjusted), a further Adjustment to the purchase price of such ABCN Shares will be made in the same manner as the initial Adjustment and ABCN will issue to OSICOM the appropriate number of additional common shares.

     2.2 Registration Rights. If at any time or times ABCN proposes to make a registered public offering of any of its securities, whether to be sold by it or by one or more third parties, ABCN shall have given written notice to OSICOM of the proposed registered public offering not less than 30 days prior to the proposed filing date of the registration form. With respect to any such registration, ABCN will provide OSICOM with registration rights including, but not limited to, "piggyback" registration rights no less favorable than those granted, if any, to any other shareholder of ABCN. If the "piggyback registration" is an underwritten primary registration on behalf of ABCN or an underwritten secondary offering on behalf of selling shareholders, the right to include shares in a registration is subject to the managing underwriters advising ABCN that such Shares can be included in such registration without adversely affecting the marketability of the offering after taking into account other Shares to be included in such registration and the priority rights of the shareholders requesting inclusion. In addition, ABCN hereby agrees that if at any time or times it grants registration rights, including, but not limited to, "demand" and/or "piggyback" registration rights, with respect to Shares of ABCN to any party it will grant OSICOM registration rights no less favorable than those granted to such other party.

     2.3 Registration and Disposition of OSICOM Shares. Upon demand by ABCN at any time after the Closing Date, Osicom shall file a Form S-3 registration to register the Osicom Shares with the Securities and Exchange Commission. ABCN shall have the right to sell or otherwise dispose of the OSICOM Shares, in its sole discretion, at any time after such registration becomes effective.





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     2.4       Indemnification.

               2.4.1 Indemnification of OSICOM.  ABCN agrees to indemnify and hold harmless OSICOM and its affiliates, directors, officers and duly authorized agents against any loss, claim, liability, cost, expense or damage (including, without limitation, reasonable legal fees and disbursements and court or arbitration fees and costs including the fees, disbursements and costs arising from any action for indemnification pursuant to this Section
                     2.4.1 if the indemnified party prevails) accruing from or resulting by reason of the breach or incorrectness of any of the representations or warranties made by ABCN in this Agreement or by reason of the breach by ABCN of any of its agreements or covenants hereunder.

               2.4.2 Indemnification of ABCN.  OSICOM agrees to indemnify and hold harmless ABCN and its affiliates, directors, officers and duly authorized agents against any loss, claim, liability, cost, expense or damage (including, without limitation, reasonable legal fees and disbursements and court or arbitration fees and costs including the fees, disbursements and costs arising from any action for indemnification pursuant to this Section 2.4.2 if the indemnified party prevails) accruing from or resulting by reason of the breach or incorrectness of any of the representations or warranties made by OSICOM in this Agreement or by reason of the breach by OSICOM any of its agreements or covenants hereunder.

     2.5 Preemptive Rights. Prior to the initial public offering by ABCN, ABCN shall not issue any additional common shares to two or more of the existing shareholders (as listed on Schedule A) without also offering to Osicom the right to purchase, at a price equal to the price that would be paid by such existing shareholders, that number of common shares needed to maintain Osicom's percentage ownership of ABCN Shares at 1.8% as shown on Schedule A, provided that percentage ownership shall be calculated without regard to any issues of common shares as to which these preemptive rights do not apply. Notwithstanding the foregoing, such preemptive right shall not apply in the event that ABCN sells more than twenty-five percent (25%) of the fully-diluted equity of the Company to any existing investor or group of existing investors of ABCN and has received the approval of a majority of the disinterested directors of ABCN for such sale provided, however, that in any case in which (i) ABCN sells Shares for less than the purchase price per share for the ABCN Shares purchased by OSICOM under Sections 1.1, 1.2, or
               1.3 of this Agreement (the "Lower Offering Price" as defined in
               Section 2.1), and (ii) after giving effect to any Adjustment pursuant to Section 2.1 of this Agreement OSICOM's percentage ownership of ABCN Shares is less than 1.8%, OSICOM shall have the right to purchase at the Lower Offering Price that





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               number of additional shares required to maintain its ownership of ABCN shares at 1.8%.

3. Representations and Warranties of ABCN. ABCN hereby represents, warrants and agrees, as of the date hereof, as follows:

     3.1 Organization and Standing. ABCN is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, and has the full corporate power and corporate authority to carry on its business as it is now being conducted, to execute and deliver this Agreement and any related documents called for herein and to consummate the transaction contemplated hereby.

     3.2 Authorization; Enforceability; Consents. ABCN's Board of Directors has approved this Agreement and the transaction contemplated hereby in the manner prescribed by law and has authorized the execution, delivery and performance of this Agreement. This Agreement, when executed, will constitute a valid and binding obligation of ABCN, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any law, rule, regulation, judgment, injunction, decree, determination, award or order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation or imposition of any mortgage, lien, security interest or other charge or encumbrance of any nature under ABCN's Memorandum of Association or Bye-Laws or the terms of any contract or agreement to which ABCN is a party or by which ABCN or any of the assets and properties of ABCN is bound. Neither the execution and delivery by ABCN of this Agreement, nor the consummation by ABCN of any of the transactions contemplated herein, requires any consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any other person, except for (i) registering OSICOM as a shareholder of ABCN, which ABCN agrees to do as of the date of receipt of the Purchase Price, and (ii) any necessary filings with governmental agencies in Bermuda, which ABCN agrees to do immediately thereafter.

     3.3 Share Issuance. Upon closing, the ABCN Shares will be duly and validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, and OSICOM will acquire the legal, valid and marketable title to the ABCN Shares, free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances and equities whatsoever.





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     3.4       Compliance With Laws.  ABCN has complied fully and is in full compliance in all material respects with all laws, ordinances, regulations, rules and orders applicable to its businesses and assets.

     3.5 Existing Shareholders. The shareholders of ABCN as of the date of this Agreement and their respective shareholdings and option rights are listed in Schedule A.

     3.6 No Registration under the Securities Act. ABCN understands that the Osicom Shares have not been registered under the Securities Act, in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold, or otherwise transferred unless such Osicom Shares are so registered or qualify for exemption from registration under the Securities Act.

     3.7 Acquisition for Investment. The Osicom Shares are being acquired by ABCN under this Agreement in good faith solely for its own account, for investment, and not with a view toward resale or other distribution within the meaning of the Securities Act. The Osicom Shares will not be offered for sale, sold, or otherwise transferred by ABCN without either registration or exemption from registration under the Securities Act.

     3.8 Evaluation of Merits and Risks of Investment. ABCN has such knowledge and experience in financial and business matters that ABCN is capable of evaluating the merits and risks of ABCN's investment in the Osicom Shares. ABCN understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Osicom Shares for an indefinite period of time, inasmuch as such Osicom Shares have not been registered under the Securities Act.

4. Representations and Warranties of the OSICOM. OSICOM hereby represents, warrants and agrees, as of the date hereof, as follows:

     4.1 Organization and Standing. OSICOM is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, and has the full corporate power and corporate authority to carry on its business as it is now being conducted, to execute and deliver this Agreement and any related documents called for herein and to consummate the transaction contemplated hereby.

     4.2 Enforceability; Consents. This Agreement , when executed, will constitute a valid and binding obligation of OSICOM, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any law, rule, regulation, judgment, injunction, decree, determination, award





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               or order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation or imposition of any mortgage, lien, security interest or other charge or encumbrance of any nature under OSICOM's Certificate of Incorporation or By-laws or the terms of any contract or agreement to which OSICOM is a party or by which OSICOM or any of the assets and properties of OSICOM is bound. Neither the execution and delivery by OSICOM of this Agreement, nor the consummation by OSICOM of any of the transactions contemplated herein, requires any consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any other person, except for such notices, consents or approvals which will be obtained before the Closing Date.

     4.3 Share Issuance. Upon closing, the OSICOM Shares will be duly and validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, and ABCN will acquire the legal, valid and marketable title to the OSICOM Shares, free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances and equities whatsoever.

     4.4 Compliance With Laws. Osicom has complied fully and is in full compliance in all material respects with all laws, ordinances, regulations, rules and orders applicable to its businesses and assets.

     4.5 Existing Shareholders. The shareholders of Osicom holding at least 10% of the Shares of Osicom as of the date of this Agreement and their respective shareholdings are listed in Schedule B.

     4.6 No Registration under the Securities Act. Osicom understands that the ABCN Shares have not been registered under the Securities Act, in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold, or otherwise transferred unless such ABCN Shares are so registered or qualify for exemption from registration under the Securities Act.

     4.7 Acquisition for Investment. The ABCN Shares are being acquired by Osicom under this Agreement in good faith solely for its own account, for investment, and not with a view toward resale or other distribution within the meaning of the Securities Act.
               The ABCN Shares will not be offered for sale, sold, or otherwise transferred by Osicom without either registration or exemption from registration under the Securities Act.

     4.8 Evaluation of Merits and Risks of Investment. Osicom has such knowledge and experience in financial and business matters that Osicom





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               is capable of evaluating the merits and risks of Osicom's
               investment in the ABCN Shares. Osicom understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such ABCN Shares for an indefinite period of time, inasmuch as such ABCN Shares have not been registered under the Securities Act.

5. Conditions of Closing. The Parties shall not be obliged to complete the purchase herein provided for unless, on the Closing Date, each of the following conditions shall have been satisfied, it being understood that the conditions may be waived in writing in whole or in part by either party at any time:

               (1) Representations and Warranties. The representations and warranties set forth in sections 3 and 4 shall be true and correct in all material respects on the Closing Date.

               (2) Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by either party on or before the Closing Date shall have been complied with or performed.

               (3) Cooperation and License Agreement. The parties shall have entered into the Cooperation and License Agreement dated as of the date hereof.

               (4) Any necessary approval to consummate the sale of shares hereunder pursuant to the laws of Bermuda shall have been obtained.

               If any of the foregoing conditions shall not have been fulfilled on or before the Closing Date, either party may terminate this Agreement by notice in writing to the other party in which event the parties shall be released from all obligations under this Agreement; but the parties shall be entitled to waive compliance with any such condition in whole or in part if it shall see fit to do so, without prejudice to its right of termination in the event of non-fulfillment of any other condition in whole or in part.

6. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing in English. Such notices and communication shall be deemed to have been duly delivered as of the date so delivered if delivered in person, as of the date confirmed by telephone discussion with a representative of the recipient if dispatched via facsimile transmission, or within 15 days of dispatch if dispatched by registered or certified mail, postage prepaid, to the parties at the addresses specified below or at such other addresses of the parties as shall be specified by like notice:





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                     (i)      If to ABCN:
                                   Asia Broadcasting and Communications
                                     Network Ltd.
                                   979/81-95 Phaholyothin Road,
                                   Phyathai, Bangkok 10400 Thailand
                                   Attention: Vorathep Chotinuchit
                                   Facsimile No.: (662) 271-3076

                     (ii)     If to OSICOM:
                                   Osicom Technologies, Inc.
                                   2800 28th Street, Suite 100
                                   Santa Monica, CA 90405
                                   Attention: Par Chadha
                                   Facsimile No.: 310-581-4032

7.   Confidentiality.

     7.1 Except as specified in Clause 7.2 hereof, this Agreement shall be kept confidential and no party to this Agreement shall disclose to any person the terms or existence of this Agreement. In particular, no party to this Agreement shall make any public statement in relation to this Agreement or permit to be done any act or omission which might cause or allow any such statement to be released.

     7.2 The parties to this Agreement shall be entitled to disclose the terms and the existence of this Agreement and the Shareholders Agreement if said disclosure:

               (a) is required by any governmental authority including the stock exchange or by law or regulations or at court proceedings;

               (b) is made to the auditors and lawyers of the parties to this Agreement;

               (c) is made to the directors, officers or employees of ABCN or OSICOM if they should require such information for the purpose of performing their necessary duties; or

               (d)   is made with the consent of all parties hereto.

8.   Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of New York.





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9.             Miscellaneous Provisions.

     9.1 This Agreement may not be assigned by either party without the written approval of the other party, provided however, that either party may assign this Agreement without prior approval to an affiliate or controlled subsidiary if such affiliate or subsidiary shall have become a party to this Agreement and consented to be bound by the terms and conditions hereof. Notwithstanding the foregoing, neither party may assign the obligation to issue shares pursuant to this Agreement.

     9.2 Neither this Agreement nor any term or provision hereof may be changed, modified, waived, discharged or terminated except by a written instrument, signed by the party or parties against whom enforcement or such change, modification, waiver, discharge or termination is sought to be enforced. No waiver of a breach of any provision of this Agreement shall be deemed a waiver of that provision or of any subsequent breach or default of any kind.

     9.3 All of the representations, warranties and agreements of ABCN and OSICOM contained herein shall survive the closing of the share issuance contemplated hereby. Each of ABCN and OSICOM agrees to take such further actions and to execute and deliver such further instruments as OSICOM or ABCN, respectively, may reasonably request from time to time in order to fully effectuate the purposes, terms and conditions of this Agreement.

     9.4 The headings that appear in this Agreement have been used for references purposes only and shall not affect the interpretation of this Agreement.

     9.5 This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument.





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

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered as of the date first written above.


ASIA BROADCASTING AND COMMUNICATIONS NETWORK LTD.

By:    /s/ Christopher Vizas
------------------------------------
Name: Christopher Vizas
Title: Deputy Chairman

OSICOM TECHNOLOGIES, INC.

By:    /s/ Par Chadha
------------------------------------
Name: Par Chadha
Title: Chief Executive Officer





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